SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2006

INYX, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-83152	75-2870720
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Third Avenue, 40th Floor, New York, NY 10022
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 838-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 1, 2006, the Registrant’s Board of Directors appointed Duncan A. McIntyre to the newly established position of Managing Director of Inyx Europe Limited (“Inyx Europe”). Mr. McIntyre, age 44, is directing the management and integration of Ashton Pharmaceuticals Limited, an operating subsidiary of Inyx Europe, and Inyx Pharma Limited, an operating subsidiary of Inyx Europe’s parent Inyx, Inc. Both of these entities operate in the United Kingdom. He will also supervise the management and assimilation of Inyx’s pending acquisition of a German pharmaceutical production business, which is scheduled to be completed by June 30, 2006

The Registrant entered into an Employment Agreement with Mr. McIntyre dated as of April 1, 2006 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. McIntyre’s employment as Managing Director of Inyx Europe commenced on April 1, 2006 and will continue until March 31, 2009 (the “Initial Term”), unless Mr. McIntyre’s employment is terminated earlier with or without cause by the Registrant or by Mr. McIntyre. Mr. McIntyre is entitled to certain payments in addition to those due with respect to his base salary in the event the Registrant terminates Mr. McIntyre’s employment without cause before the expiration of the Initial Term. If the Employment Agreement is still in effect after the Initial Term, the Employment Agreement will automatically renew for successive one year periods unless the Registrant and Mr. McIntyre agree to a new Employment Agreement, or the Registrant or Mr. McIntyre have provided a notice of termination in respect of its or his election not to renew the Employment Agreement. Mr. McIntyre is entitled to a base salary at the annual rate of £130,000 Great Britain Pounds (or approximately $227,000 USD) and an annual cash bonus of up to fifty percent of the annual base salary, with the bonus amount based upon performance criteria achieved by the Registrant and Mr. McIntyre during a twelve month period that are mutually agreed upon by the Registrant and Mr. McIntyre at the outset of the 12-month period. Mr. McIntyre is entitled to participate in stock option and similar equity plans of the Registrant under the Employment Agreement. As such, the Registrant granted Mr. McIntyre 300,000 options to purchase shares of common stock of the Company which vest on the following basis: 100,000 options to be vested on March 31, 2007, 100,000 options to be vested on March 31, 2008, and 100,000 options to be vested on March 31, 2009; with all options issued on terms and conditions set forth in the 2005 Equity Incentive Plan of the Company and a Stock Option Agreement with Mr. McIntyre.

Previously, from 2002 through last month, Mr. McIntyre was Supply Chain Director of Boots Healthcare International (BHI), formerly the U.K.-headquartered drug-manufacturing division of The Boots Company PLC, which was sold on February 1, 2006 to Reckitt Benckiser PLC. At BHI, six plants reported to Mr. McIntyre: four in the U.K., one in Germany and one in Thailand. From 1991 through 2002, Mr. McIntyre held several different operating management positions at Glaxo Smith Kline companies.

The Company issued a press release on April 4, 2006 regarding this matter. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7.01 Regulation FD Disclosure

On April 4, 2006, Registrant issued a press release disclosing the appointment of Duncan McIntyre as Managing Director of Inyx Europe. .

Such press release is contained in Exhibit 99.1 hereto, which is being furnished, and shall not be deemed to be “filed”, with the SEC. Such exhibit shall not be incorporated by reference into any filing of the Registrant with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

Item 9.01.  Financial Exhibits, Pro Forma Financial Information and Exhibits.

10.4.12	Employment Agreement dated as of April 1, 2006, by and between the Registrant and Duncan McIntyre

99.1	Press Release regarding appointment of Duncan McIntyre as Managing Director of Inyx Europe Limited.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INYX, INC.

By:	/s/ Jack Kachkar

Jack Kachkar, Chairman and CEO

Dated:  April 5, 2006

INDEX TO EXHIBITS

10.4.12	Employment Agreement dated as of April 1, 2006, by and between the Registrant and Duncan McIntyre

99.1	Press Release regarding appointment of Duncan McIntyre as Managing Director of Inyx Europe Limited.

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